Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Citizens South Banking Corporation
Gastonia, North Carolina

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103218, 333-77657 and 333-111228) of Citizens South Banking Corporation and subsidiaries of our report dated March 12, 2010, related to the audits of the consolidated statements of condition as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, which are included in the December 31, 2009 Annual Report on Form 10-K of Citizens South Banking Corporation and subsidiaries.

/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
March 12, 2010